Exhibit 99.1

Synergy Pharmaceuticals to Present at the Leerink Partners Global Healthcare Conference

NEW YORK, N.Y., February 2, 2016 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced the company is scheduled to present at the Leerink Partners Global Healthcare Conference on Wednesday, February 10th, 2016 at the Waldorf Astoria in New York City.

Gary S. Jacob, Ph.D., Chairman and Chief Executive Officer, is scheduled to participate in a fireside chat with the host analyst beginning at 1:50 p.m. Eastern Time.

A live webcast of the presentation will be accessible through the Investor Relations section of the company’s website at www.synergypharma.com. A replay of the webcast will be available on Synergy’s website for 60 days following the conference.

About Synergy Pharmaceuticals Inc.

Synergy is a biopharmaceutical company focused on the development and commercialization of novel therapies for the treatment of gastrointestinal (GI) diseases and disorders. Synergy’s proprietary GI platform is based on uroguanylin, a naturally occurring human GI peptide that plays an important role in regulating healthy digestive activity. Plecanatide is Synergy’s first uroguanylin analog currently in development for chronic idiopathic constipation and irritable bowel syndrome with constipation. In January 2016, the company submitted its first new drug application with plecanatide for CIC. Synergy is continuing to progress plecanatide in two ongoing phase 3 trials for IBS-C. The company’s second uroguanylin analog, Dolcanatide, is presently being explored for ulcerative colitis. For more information, please visit www.synergypharma.com .

Company Contact:

Gem Gokmen Hopkins

V.P., Investor Relations and Corporate Communications

212-584-7610

ggokmen@synergypharma.com